Exhibit 99.1

Investor Contact:

Larry Clark

Investor Relations for Power-One

Investor.Relations@Power-One.com

(310) 478-2700 ext. 29

POWER-ONE ANNOUNCES THIRD QUARTER 2012 RESULTS

•                  Quarterly revenue grows 16 percent year-over-year to $284 million

•                  1,007 megawatts of inverters shipped in the quarter

•                  Reports third quarter EPS of $0.13, includes a $0.03 net loss on FX remeasurement

•                  Board approves new 15 million share repurchase program

Camarillo, CA, October 25, 2012 — Power-One, Inc. (NASDAQ: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, today announced financial results for the third quarter of 2012 ended September 30, 2012. Power-One recorded net sales of $284 million with Renewable Energy Solutions contributing $216 million and Power Solutions posting $67 million. Net income attributable to common stockholders for the third quarter was $21 million, or $0.13 per diluted share. This includes a loss, net of tax, of $0.03 per share on foreign currency remeasurement due to the recent strengthening of the Euro versus the U.S. dollar.

“In the third quarter of 2012, Power-One shipped 1,007 megawatts of inverters, primarily driven by ongoing strength in Europe and growth in residential and commercial installations in North America and Asia-Pacific,” said Richard Thompson, Chief Executive Officer of Power-One, “During the quarter, we announced a number of new products, several of which specifically target the growing U.S. market. These include our liquid-cooled ULTRA series of central inverters for utility scale power plants and our TRIO 20.2/27.6KW inverters recently adapted for the U.S. commercial rooftop market. We are excited about each of our new products and expect them to drive our global market share growth.”

“The worldwide PV market is anticipated to increase by approximately 9% in 2013, driven by growth in North America and Asia-Pacific,” Mr. Thompson continued.  “While the European market is forecasted to decline next year, we expect our Renewable Energy Solutions revenue outside of Europe to grow to approximately 40% of total segment revenue in 2013, based on our new product introductions tailored to the utility and commercial markets.”

Renewable Energy Solutions

In the third quarter of 2012, Renewable Energy Solutions benefited from continued strength in the European region as well as strength in Asia-Pacific. Inverter and related products generated sales of $216 million and an operating margin of 22% for the third quarter of 2012. In the quarter, Power-One shipped 1,007  megawatts of inverters, bringing the 2012 year-to-date total to 2.9 gigawatts, an increase of  42% over the same period in 2011.

Power Solutions

Power Solutions recorded sales of $67 million and an operating margin of 6% for the third quarter of 2012. Year-over-year demand was lower across a number of key end markets due to ongoing macroeconomic uncertainties. Despite the reduced volumes, Power Solutions operating margin increased by over 250 basis points year-over-year due to improved operating efficiencies and a shift in mix towards higher margin products.

Balance Sheet

At September 30, 2012, Power-One had cash and short term investments of $287 million, as compared with $205 million at January 1, 2012. The Company generated $32 million in operating cash flow during the quarter and spent $9 million in capital expenditures.

Share Repurchase Program

On October 23, 2012, the Board of Directors authorized the repurchase of up to 15 million shares of the Company’s outstanding common stock over a three year period in the open-market or in privately negotiated transactions. This authorization replaces the previous share repurchase program that expired on September 21, 2012.

Business Outlook

As demand in Germany and Italy is expected to moderate, Power-One forecasts revenue of $210 million to $230 million in the fourth quarter of 2012. We expect our Renewable Energy business in North America to increase from the third quarter and represent approximately 15% of total segment revenue in the fourth quarter.

Earnings Conference Call

Power-One will discuss its 2012 third quarter results today at 2:00 p.m. Pacific Time. The call will be available both via the telephone at (877) 390-5535 or (631) 291-4579, conference ID # 45234881, or over the Internet through the Power-One investor relations web site at http://investor.power-one.com. To listen to the call, please log-in at least 10 minutes early to register, download, and install any necessary audio software. An accompanying slide presentation for the conference call is also available in the investor relations section of the web site. For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Power-One web site at http://investor.power-one.com/events.cfm throughout the current quarter.

About Power-One

Power-One is a leading provider of renewable energy and energy-efficient power conversion and power management solutions and is the world’s second largest designer and manufacturer of photovoltaic inverters.  Its renewable energy products enable the industry’s highest yielding conversion of power from solar arrays for use by utilities, commercial enterprises and homes.  Power-One has a 40 year history as the leader in high efficiency and high density power supply products for a variety of industries including Renewable Energy, Servers, Storage & Networking, Industrial and Network Power Systems.  The company is headquartered in Camarillo, CA and has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is traded on NASDAQ under the ticker symbol PWER. For more information, please visit www.Power-One.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
	2012	2011	2012	2011

RENEWABLE ENERGY SALES	$216,349	$174,325	$619,707	$505,980
POWER SOLUTIONS SALES	67,300	70,706	211,213	243,898
TOTAL SALES	283,649	245,031	830,920	749,878
COST OF GOODS SOLD	201,702	176,223	596,488	509,434
GROSS PROFIT	81,947	68,808	234,432	240,444

GENERAL AND ADMINISTRATIVE
Selling, general and administrative	27,346	22,613	76,985	64,593
Research and development	10,885	11,575	34,573	34,957
Litigation charges	200	236	282	1,109
Amortization of intangibles	404	489	1,226	1,399
Total expenses	38,835	34,913	113,066	102,058

INCOME FROM OPERATIONS	43,112	33,895	121,366	138,386

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	339	446	1,184	1,638
Interest expense	(496)	(1,697)	(1,302)	(4,715)
Liquidation of subsidiary	—	16,879	—	16,879
Other income (expense), net	(6,604)	8,656	(3,341)	1,947
Total interest and other income (expense)	(6,761)	24,284	(3,459)	15,749

INCOME BEFORE INCOME TAXES	36,351	58,179	117,907	154,135

PROVISION FOR INCOME TAXES	15,350	16,774	44,830	50,826
EQUITY IN EARNINGS (LOSSES) FROM JOINT VENTURE	122	32	(263)	627
NET INCOME	$21,123	$41,437	$72,814	$103,936

PREFERRED STOCK DIVIDEND AND ACCRETION	—	874	—	2,610

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$21,123	$40,563	$72,814	$101,326

BASIC INCOME PER SHARE	$0.14	$0.34	$0.49	$0.85
DILUTED INCOME PER SHARE	$0.13	$0.27	$0.47	$0.67

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	121,253	103,804	121,683	103,744
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	156,696	139,788	156,252	140,330

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(UNAUDITED)

	September 30,	January 1,
	2012	2012

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$251,940	$204,881
Investments in fixed-income securities	35,440	—
Accounts receivable:
Trade (net of allowance)	249,021	233,252
Other	7,809	9,639
Inventories	187,565	160,515
Prepaid expenses and other current assets	14,377	15,351

Total current assets	746,152	623,638

PROPERTY AND EQUIPMENT, net	95,376	87,223
INTANGIBLE ASSETS, net	15,976	17,414
OTHER ASSETS	12,570	15,241

TOTAL ASSETS	$870,074	$743,516

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$183,995	$177,333
Income tax payable	26,216	4,020
Other accrued expenses and current liabilities	72,502	64,754

Total current liabilities	282,713	246,107

OTHER LONG-TERM LIABILITIES	70,353	56,824

STOCKHOLDERS’ EQUITY:
Preferred stock	36,326	36,326
Common stock	121	122
Additional paid-in capital	658,589	652,971
Accumulated other comprehensive income (loss)	2,040	4,048
Accumulated deficit	(180,068)	(252,882)

Total stockholders’ equity	517,008	440,585

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$870,074	$743,516